REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Circle K Corporation

We have audited the accompanying consolidated balance sheets of The Circle K Corporation and subsidiaries (the "Company") as of April 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended April 30, 1995 and for the period from July 27, 1993 (date of inception) to April 30, 1994. We have also audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of the Company's predecessor and its subsidiaries (the "Predecessor") for the period from May 1, 1993 to July 26, 1993 and for the year ended April 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

On July 26, 1993, the Company acquired the Predecessor. As more fully described in Note 2 to the financial statements, the acquisition was accounted for as a purchase, and a new basis of accounting was established by allocating the purchase price to the assets acquired and the liabilities assumed. The consolidated financial statements of the Company are presented on the new basis, and accordingly, are not comparable to those of the Predecessor.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Circle K Corporation and subsidiaries as of April 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for the year ended April 30, 1995 and for the period from July 27, 1993 to April 30, 1994 and the consolidated results of their operations and their cash flows of the Predecessor for the period from May 1, 1993 to July 26, 1993 and the year ended April 30, 1993 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Phoenix, Arizona
June 14, 1995

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                                               April 30,
                                                        -----------------------
                                                           1995           1994
                                                        ----------     --------
ASSETS
Current assets:
    Cash and cash equivalents .......................   $   68,575     $ 39,232
    Receivables .....................................       36,432       41,731
    Inventories .....................................      138,042      130,009
    Prepaid expenses and other current assets .......       26,927       47,671
    Assets held for sale, current portion ...........        9,290       29,422
                                                        ----------     --------
       Total current assets .........................      279,266      288,065
Property and equipment, net .........................      576,840      550,570
Intangibles (principally trade name),
    net of accumulated amortization of
    $5,841 and $2,595 ...............................      118,608      111,963
Other assets ........................................       44,284       33,778
Assets held for sale ................................          --        15,519
                                                        ----------     --------
          Total assets ..............................   $1,018,998     $999,895
                                                        ==========     ========

                     The accompanying notes are an integral
                        part of the financial statements.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)

                        (in thousands, except share data)

                                                               April 30,
                                                        -----------------------
                                                           1995          1994
                                                        ----------     --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable ...............................    $  170,112     $140,623
    Accrued liabilities ............................       124,036      154,585
    Money orders sold ..............................        34,687       29,135
    Current maturities of long-term obligations ....        22,571       16,030
                                                        ----------     --------
       Total current liabilities ...................       351,406      340,373
Long-term obligations ..............................       177,487      254,777
Other liabilities ..................................       227,288      256,397
                                                        ----------     --------
       Total liabilities ...........................       756,181      851,547

Stockholders' equity:
    Common Stock: par value $.01 per share
       authorized 150,000,000 shares; issued and
       outstanding 24,224,059 and 17,675,204
       shares, respectively ........................           242           10
    Additional paid-in capital .....................       235,763      140,190
    Retained earnings ..............................        26,812        8,148
                                                        ----------     --------
       Total stockholders' equity ..................       262,817      148,348
                                                        ----------     --------
        Total liabilities and stockholders' equity..    $1,018,998     $999,895
                                                        ==========     ========

                     The accompanying notes are an integral
                        part of the financial statements.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (in thousands, except per share data)


                                                            The Company                         Predecessor
                                                    ------------------------------     ------------------------------
                                                        Year          Period from       Period from          Year
                                                       Ended         July 27, 1993      May 1, 1993          Ended
                                                      April 30,       to April 30,       to July 26,        April 30,
                                                        1995              1994              1993              1993
                                                    ------------      ------------      ------------      ------------
Revenues:
   Sales ......................................     $  3,516,343      $  2,478,753      $    794,034      $  3,045,864
   Other ......................................           49,209            36,843            10,430            43,494
                                                    ------------      ------------      ------------      ------------
     Gross revenues ...........................        3,565,552         2,515,596           804,464         3,089,358
                                                    ------------      ------------      ------------      ------------
Cost of sales and operating expenses:
   Cost of sales ..............................        2,778,546         1,944,146           620,561         2,408,969
   Operating and administrative ...............          650,518           483,116           148,879           591,301
   Depreciation and amortization ..............           63,810            41,653            12,986            55,810
                                                    ------------      ------------      ------------      ------------
     Total cost of sales and
       operating expenses .....................        3,492,874         2,468,915           782,426         3,056,080
                                                    ------------      ------------      ------------      ------------
     Operating income .........................           72,678            46,681            22,038            33,278

Interest expense ..............................          (33,918)          (25,917)           (5,434)          (22,770)
Reorganization items ..........................             --                --              (3,800)          (69,203)
                                                    ------------      ------------      ------------      ------------
Income (loss) from continuing operations
   before income taxes ........................           38,760            20,764            12,804           (58,695)
Income taxes ..................................          (16,077)           (9,479)             (207)           (1,086)
                                                    ------------      ------------      ------------      ------------
Income (loss) from continuing operations ......           22,683            11,285            12,597           (59,781)
Discontinued operations (net of tax) ..........              280               611               199               939
                                                    ------------      ------------      ------------      ------------
Income (loss) before extraordinary item .......           22,963            11,896            12,796           (58,842)
Extraordinary loss (net of tax) ...............           (4,299)           (3,748)             --                --
                                                    ------------      ------------      ------------      ------------
Net income (loss) .............................     $     18,664      $      8,148      $     12,796      $    (58,842)
                                                    ============      ============      ============      ============
Income (loss) per common share:
   Income from continuing operations ..........     $       1.18      $        .61      $       --        $       --
   Discontinued operations ....................              .01               .03              --                --
   Extraordinary item .........................             (.22)             (.20)             --                --
                                                    ------------      ------------      ------------      ------------
Net income per share ..........................     $        .97      $        .44      $       --        $       --
                                                    ============      ============      ============      ============
Weighted average common shares and
   common share equivalents outstanding .......       19,188,064        18,527,046            NA                NA
                                                    ============      ============      ============      ============


                     The accompanying notes are an integral
                        part of the financial statements.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (in thousands)



                                       Series B                       Additional      Retained
                                      Preferred         Common         Paid-in        Earnings        Treasury
                                        Stock            Stock         Capital        (Deficit)         Stock           Total
                                     -----------     -----------     -----------     -----------     -----------     -----------
PREDECESSOR
Balance at May 1, 1992 .........     $    50,000     $    52,110     $   191,340     $(1,147,721)    $   (78,628)    $  (932,899)
   Conversion of indebtedness ..            --                56             700            --              --               756
   Net loss ....................            --              --              --           (58,842)           --           (58,842)
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance at April 30, 1993 ......          50,000          52,166         192,040      (1,206,563)        (78,628)       (990,985)
   Net income ..................            --              --              --            12,796            --            12,796
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance at July 26, 1993
   (pre-acquisition) ...........          50,000          52,166         192,040      (1,193,767)        (78,628)       (978,189)
   Cancellation of Predecessor
     equity ....................         (50,000)        (52,166)       (192,040)      1,193,767          78,628         978,189
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance at July 26, 1993
   (Post-acquisition) ..........     $      --       $      --       $      --       $      --       $      --       $      --
                                     ===========     ===========     ===========     ===========     ===========     ===========
THE COMPANY
Balance at July 27, 1993
   (inception) .................     $      --       $      --       $      --       $      --       $      --       $      --
   Sale of common stock ........            --                10         140,190            --              --           140,200
   Net income ..................            --              --              --             8,148            --             8,148
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance at April 30, 1994 ......            --                10         140,190           8,148            --           148,348
   Sales of common stock .......            --                65          95,740            --              --            95,805
   Stock split .................            --               167            (167)           --              --              --
   Net income ..................            --              --              --            18,664            --            18,664
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance at April 30, 1995 ......     $      --       $       242     $   235,763     $    26,812     $      --       $   262,817
                                     ===========     ===========     ===========     ===========     ===========     ===========

                     The accompanying notes are an integral
                        part of the financial statements.


                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                   The Company               Predecessor
                                                          --------------------------    -------------------------
                                                             Year       Period from     Period from      Year
                                                             Ended     July 27, 1993    May 1, 1993      Ended
                                                           April 30,    to April 30,    to July 26,     April 30,
                                                             1995          1994            1993           1993
                                                          ---------    -------------    ------------   ---------
Cash flows from operating activities:
   Net income (loss) ................................     $  18,664      $   8,148      $  12,796      $ (58,842)
   Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
       Extraordinary loss (net of tax) ..............         4,299          3,748           --             --
       Depreciation and amortization ................        63,810         41,653         12,986         55,810
       Deferred income taxes ........................         1,647         (3,751)          --             --
       Net change in assets and liabilities,
         net of effects of the acquisition
         of Predecessor:
         Receivables ................................         3,880          7,315           (417)        (7,670)
         Inventories ................................        (7,231)        12,534         (7,342)        13,036
         Prepaid expenses and other current assets ..         4,100        (12,464)         4,026         11,008
         Accounts payable ...........................        26,659         17,724          2,062          9,256
         Accrued liabilities ........................       (26,843)       (10,832)         9,813         29,860
         Money orders sold ..........................         5,552          9,608         (2,787)          (484)
         Reorganization accruals and charges ........          --             --             --           24,721
         Other assets and liabilities ...............        (2,668)        10,849        (29,530)       (27,181)
                                                          ---------      ---------      ---------      ---------
           Net cash provided by operating activities         91,869         84,532          1,607         49,514
                                                          ---------      ---------      ---------      ---------
Cash flows from investing activities:
   Purchases of property and equipment ..............       (74,304)       (62,541)        (2,071)       (74,230)
   Proceeds from sale of assets .....................        48,400         43,184          4,014         11,372
   Acquisition of Predecessor, net of cash acquired .          --          (37,628)          --             --
   Acquisition of stores ............................       (24,643)       (10,000)          --             --
   Other ............................................       (10,610)          --             (551)          (933)
                                                          ---------      ---------      ---------      ---------
           Net cash provided (used) by investing
             activities .............................       (61,157)       (66,985)         1,392        (63,791)
                                                          ---------      ---------      ---------      ---------
Cash flows from financing activities:
   Proceeds from issuance of stock ..................        95,805        140,200           --             --
   Repayments of short-term obligations .............          --          (50,000)          --             --
   Proceeds from long-term obligations ..............        20,561           --             --             --
   Repayments of long-term obligations ..............      (108,967)       (63,815)        (4,169)        (6,642)
   Payment of acquisition costs .....................          --             --          (49,179)          --
   Other ............................................        (8,768)        (4,700)          --             --
                                                          ---------      ---------      ---------      ---------
           Net cash provided (used) by financing
             activities .............................        (1,369)        21,685        (53,348)        (6,642)
                                                          ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents         29,343         39,232        (50,349)       (20,919)
Cash and cash equivalents, beginning of period ......        39,232           --          152,552        173,471
                                                          ---------      ---------      ---------      ---------
Cash and cash equivalents, end of period ............     $  68,575      $  39,232      $ 102,203      $ 152,552
                                                          =========      =========      =========      =========

                     The accompanying notes are an integral
                        part of the financial statements.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization

     The Circle K Corporation (the "Parent") is a holding company whose principal asset is its wholly-owned subsidiary, Circle K Stores Inc. ("Operating Company"). The Operating Company and its subsidiaries have as their principal line of business the operation of convenience stores, which consists primarily of retail sales of groceries, tobacco products, beverages, general merchandise and gasoline. The Parent was formed by an affiliate of Investcorp S.A. ("Investcorp") in 1993. In March 1995, the Parent completed its initial public offering and sold 6,500,000 newly issued shares of common stock at $16.00 per share.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Parent and the Operating Company (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated.

     Statement Presentation

     On July 26, 1993, the Parent acquired its predecessor (hereafter referred to as "Predecessor") (see Note 2). The financial statements for both the Company and Predecessor have been included herein and are delineated by a line between them.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash items on hand in stores or in transit. As such, certain balances are not immediately accessible for investment purposes. Cash equivalents consist of highly liquid debt instruments purchased with original maturities of three months or less and are carried at cost, which approximates market.

     Inventories

     Inventories are stated at the lower of cost or market. The cost of store merchandise inventories is determined by the retail method and the cost of gasoline inventories approximates cost determined by the first-in, first-out method.

     Assets Held for Sale

     Assets held for sale are carried at the lower of cost or realizable values which approximates estimated sales proceeds, less selling and carrying costs until the anticipated disposal date. The related environmental remediation liability associated with the assets held for sale is included in liabilities.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives or, for assets under capital leases, the lease terms if shorter. The estimated useful lives average approximately twenty-five years for buildings, five years for store equipment, and ten to twenty years for gasoline storage equipment. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

     Interest costs related to construction-in-progress are capitalized as incurred. For the year ended April 30, 1995, the Company capitalized interest of $313,885. No interest was capitalized for the periods ended April 30, 1994, July 26, 1993 or April 30, 1993.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

     Intangibles

     Intangibles, which consist principally of acquired trade name value, are amortized on a straight-line basis over thirty-five years. It is the Company's policy to periodically review and evaluate the recoverability of the acquired intangibles by assessing current and future profitability and cash flows and to determine whether the amortization of the balance over its remaining life can be recovered through expected future results and cash flows.

     Other Assets

     Debt issuance costs are amortized to interest expense over the term of the related indebtedness under the effective interest method. The Company capitalizes direct costs related to the development of computer software for internal use. Such costs are amortized over the estimated useful lives of the related assets.

     Supplier Advances

     Advances received in connection with supplier marketing or display allowances are amortized to income over the term of the respective arrangement based upon purchase levels.

     Self-Insurance Reserves

     The Company is self-insured up to certain limits for workers' compensation (in certain states), property damage and general liability claims. Accruals for loss incidents are made based on historical data and actuarial analysis.

     Post-Employment Benefits

     The Company does not provide post-retirement benefits. Costs associated with benefits provided to former or inactive employees prior to retirement such as severance, disability and health care are accrued when the event occurs that gives rise to cessation of employment.

     Other Revenues

     Other revenues include video game machine income, money order fees, commissions from the sale of lottery tickets and royalty income under international licenses.

     Advertising and Promotion Expense

     Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are expensed over the fiscal year in relation to sales.

     Income Taxes

     On May 1, 1993, the Predecessor adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax laws (including rates) is recognized in income in the period that includes the enactment date.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

     Net Income Per Share

     Net income per share has been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. The SAB requires that common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common stock equivalent shares, which became issuable during the same period pursuant to the grant of stock options (using the treasury stock method) at prices substantially less than the initial public offer price, be included in the calculation of Common Stock and common stock equivalent shares as if they were outstanding for all periods presented. For the period ended April 30, 1994, income per share amounts reflect the March 1995 stock split (Note
     15).

     The Company completed its initial public offering in March 1995. The following unaudited pro forma information presents income from continuing operations and related per share amounts as if the offering had occurred at the beginning of fiscal 1995, with pro forma adjustments to give effect to the application of the net proceeds of approximately $95.3 million to repay, in part, outstanding long-term debt and a related reduction in interest expense.

                                                 Three Months
                                                    Ended            Year Ended
                                                 April 30, 1995   April 30, 1995
                                                 --------------   --------------
                                                  (Unaudited)      (Unaudited)

     Income from continuing operations ......      $    7,409      $   27,470

     Income from continuing operations
       per common share .....................      $      .30      $     1.10

     Weighted average shares outstanding ....      24,995,362      24,993,776

2.   BUSINESS ACQUIRED:

     On July 26, 1993, the Parent, through CK Acquisitions Corp., a wholly-owned subsidiary of the Parent ("CK Acquisitions"), acquired the Predecessor for $399.5 million plus transaction costs and the assumption of certain liabilities. The acquisition occurred concurrently with the Predecessor's emergence from reorganization (see Note 17 for a discussion of the Predecessor's reorganization under Chapter 11 of the U.S. Bankruptcy Code).

     The acquisition of the Predecessor was accounted for as a purchase and, accordingly, the results of operations of the Predecessor are included in the Company's consolidated statements of operations since the acquisition date, July 27, 1993. Because of the application of purchase accounting and the emergence from reorganization, the consolidated financial statements of the Predecessor for the periods ending before July 27, 1993 are not comparable to the financial statements for periods ending after July 26, 1993.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

2.   BUSINESS ACQUIRED: (Continued)

     The unaudited condensed pro forma consolidated results of operations of the Company, as if the acquisition and emergence from reorganization had occurred at the beginning of the year ending April 30, 1994, are as follows (in thousands, except share information):

      Sales ................................................     $ 3,272,787
      Income from continuing operations before
        extraordinary item .................................          18,351
      Net income ...........................................          15,413
      Income per common share:
        Income from continuing operations before
          extraordinary item ...............................          $  .99
        Net income .........................................          $  .83
        Weighted average common shares outstanding .........      18,527,046

     Pro forma adjustments consist principally of depreciation, interest and amortization of intangibles and changes in rent expense all arising from purchase accounting, along with income taxes, arising from the reorganization.

     The purchase price was allocated as follows (in millions):

        Fair value of assets acquired .......................      $ 960.7
        Fair value of liabilities assumed ...................       (672.2)
                                                                   -------
        Net assets acquired at fair value ...................        288.5
        Intangibles (principally trade name) ................        111.0
                                                                   -------
          Total purchase price ..............................      $ 399.5
                                                                   =======

     Acquisition of and Exchange of Assets

     On April 29, 1994, the Company entered into two transactions with National Convenience Stores Incorporated (NCS) whereby 88 of the Company's stores located in Dallas and Houston were exchanged for 53 NCS stores located in southern California. In a separate transaction, the Company purchased 27 NCS stores in the Atlanta market for approximately $10 million in cash and the assumption of obligations under capital leases.

     On June 15, 1994, the Company purchased 16 operating convenience stores including inventories and certain land sites for future development located in the Phoenix metropolitan area for approximately $24.6 million.

     Pro forma information giving effect to the exchange and purchase of the above stores has not been included due to immateriality.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

2.   BUSINESS ACQUIRED: (Continued)

     Sale and Franchise Agreement

     On April 22, 1995, the Company sold 51 of its operating stores located in New England to Gibbs Oil Co. for approximately $14 million, the net book value of assets sold. In conjunction with the sale, Circle K Franchise Corporation, a wholly-owned subsidiary of the Operating Company, entered into a franchising agreement with Gibbs Oil Co. Limited Partnership, whereby the 51 stores and the 31 stores Gibbs Oil Co. operated prior to the agreement will be operated under the Circle K name. The Company will earn franchise and management fees derived from revenues from all 82 stores.

     Joint Venture

     On May 1, 1995, the Company formed a joint venture with Southguard Corporation, in which 105 of the Company's stores and 59 Southguard stores will operate under the Circle K name in Texas and Oklahoma through a franchising arrangement with a subsidiary of the Operating Company. The Company's investment in the joint venture is equal to the net book value of the inventory, equipment, fee properties and leaseholds contributed to the venture, less contributed liabilities as defined by the contribution agreement.

3.   RECEIVABLES:

     Receivables consist of the following (in thousands):

                                                April 30, 1995  April 30, 1994
                                                --------------  --------------
       Due from suppliers ....................     $16,562          $14,699
       Tax settlement ........................       6,880           10,147
       Environmental remediation settlement ..        --              8,000
       Other .................................      14,020           11,400
                                                   -------          -------
                                                    37,462           44,246
       Less allowance for doubtful accounts ..      (1,030)          (2,515)
                                                   -------          -------
                                                   $36,432          $41,731
                                                   =======          =======

     The tax settlement receivable relates to the Predecessor's treatment for federal income tax purposes of certain deductions as operating losses versus capital losses. The amount recorded at April 30, 1995 represents the amount the Company expects to receive when the settlement is finalized with the Department of Justice and includes accrued interest, net of Predecessor's federal retained tax liability.

     In 1988, the Predecessor purchased some stores for which the seller retained responsibility for all future environmental remediation for the stores. In May 1994, the seller paid the Company $8 million to assume the remediation responsibility for these stores.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

4.   INVENTORIES:

     Inventories consist of the following (in thousands):

                                           April 30, 1995      April 30, 1994
                                           --------------      --------------
       Merchandise ...................        $ 96,857            $ 93,903
       Gasoline ......................          34,119              26,634
       Other .........................           7,066               9,472
                                              --------            --------
                                              $138,042            $130,009
                                              ========            ========


5.   PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands):

                                            April 30, 1995      April 30, 1994
                                            --------------      --------------
        Land ............................      $120,501           $118,935
        Buildings .......................        95,107             95,288
        Store fixtures and equipment ....       265,869            228,650
        Leasehold improvements ..........        60,828             55,970
        Other equipment .................        11,298              9,316
        Construction in progress ........        37,175             26,344
        Assets under capital leases
           (primarily buildings) ........        74,307             53,767
                                               --------           --------
                                                665,085            588,270
        Less accumulated depreciation
           and amortization .............       (88,245)           (37,700)
                                               --------           --------
                                               $576,840           $550,570
                                               ========           ========

     Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $7.3 million and $3.2 million at April 30, 1995 and 1994, respectively.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

6.   OTHER ASSETS:

     Other assets consist of the following (in thousands):

                                                 April 30, 1995  April 30, 1994
                                                 --------------  --------------
       State Environmental Trust Funds
          (Note 11) ...........................     $21,577         $12,144
       Debt issuance costs, net of
          accumulated amortization
          of $4,159 and $2,062 (Note 9) .......       2,076          10,455
       Other ..................................      20,631          11,179
                                                    -------         -------
                                                    $44,284         $33,778
                                                    =======         =======


7.   ASSETS HELD FOR SALE:

     Assets held for sale consist of the following (in thousands):


                                                      April 30, 1995            April 30, 1994
                                                   --------------------       --------------------
                                                                 Long-                      Long-
                                                   Current       Term         Current       Term
                                                   -------      -------       -------     --------
        Properties held for sale .............     $9,290       $   --        $15,000     $15,519
        Discontinued operations ..............       --             --         12,347        --
        Other ................................       --             --          2,075        --
                                                   ------       -------       -------     -------
                                                   $9,290       $   --        $29,422     $15,519
                                                   ======       =======       =======     =======

     As part of the Plan of Reorganization, the Company discontinued its wholesale gasoline distribution subsidiary in September 1994, its real estate subsidiary in February 1994, and its manufacturing subsidiary in November 1993. No gain or loss was recognized on the disposal of these assets since they were carried at net realizable values in connection with the acquisition and application of purchase accounting. The operating results of these subsidiaries are presented as discontinued operations, net of income taxes, on the consolidated statements of operations. The net assets of these subsidiaries are included as a separate component of assets held for sale. Revenues from discontinued operations were $35,828 for the period ended April 30, 1995, $61,993 for the period ended April 30, 1994, $20,254 for the period ended July 26, 1993 and $90,293 for the year ended April 30, 1993.

     In November 1993, the Company sold all of its rights to the Circle K name in Japan to its Japanese license holder. The royalties receivable under these licensing rights had been collaterally assigned by the Predecessor to secure approximately $47.0 million in pre-petition borrowings outstanding from certain Japanese non-bank financial institutions. Pursuant to the sale agreement, the acquiring party assumed the liability for the outstanding borrowing and paid the Company $22.2 million for the remaining licensing rights.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

8.   ACCRUED LIABILITIES AND MONEY ORDERS SOLD:

     Accrued liabilities consist of the following (in thousands):

                                                 April 30, 1995   April 30, 1994
                                                 --------------   --------------
        Salaries and bonuses ..................     $ 15,084        $ 21,952
        Vacations and benefits ................       13,224          16,033
        Rent and property taxes ...............       10,715          10,439
        Environmental remediation  (Note 11) ..       18,000          12,000
        Workers' compensation .................       11,485          11,468
        General liability claims ..............        9,503           8,885
        Lottery payables ......................       13,796          14,915
        Other .................................       32,229          58,893
                                                    --------        --------
                                                    $124,036        $154,585
                                                    ========        ========

     The Company maintains cash balances in excess of money orders sold and outstanding, in accordance with agreements with various state agencies which regulate the sale of money orders.

9.   LONG-TERM OBLIGATIONS:

     Long-term obligations are as follows (in thousands):

                                              April 30, 1995   April 30, 1994
                                              --------------   --------------
       Tranche A Term Loan .................     $ 74,195         $ 80,000
       Tranche B Term Loan .................         -              75,000
       Capital leases ......................       67,319           51,907
       Real estate installment purchase ....       57,754           62,929
       Other ...............................          790              971
                                                 --------         --------
                                                  200,058          270,807
       Less current portion ................      (22,571)         (16,030)
                                                 --------         --------
                                                 $177,487         $254,777
                                                 ========         ========

     Senior Credit Agreement

     The Senior Credit Agreement, as amended in August 1994, was comprised of the following (in thousands):

        Tranche A Term Loan ........................         $100,000
        Tranche B Term Loan ........................           75,000
        Revolving Credit Commitments ...............          125,000
                                                             --------
                                                             $300,000
                                                             ========

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

9.   LONG-TERM OBLIGATIONS: (Continued)

     The Senior Credit Agreement is collateralized by a pledge of the stock of certain of the Company's indirect subsidiaries as well as by receivables, property and equipment, inventories and intangibles. The Senior Credit Agreement is also supported by a guaranty by the Company pursuant to which the stock of the Operating Company is pledged to the lenders under the Senior Credit Agreement. The Tranche A Term Loan is payable in quarterly installments ranging from $2 million to $6 million plus interest at (A) the Eurodollar Rate plus 3/4%; or, at the option of the Company, (B) a rate that is the greater of: (i) the prime rate, (ii) the base CD rate plus 1% or (iii) the Federal Funds Effective Rate plus 1/2 of 1% (the "Alternate Base Rate"); with installments commencing October 31, 1994 through July 31, 1999. The Tranche B Term Loan accrued interest at the Eurodollar Rate plus 2%, or, at the option of the Company, the Alternate Base Rate plus 3/4%.

     In March 1995, the Company used net proceeds of $95.3 million from its initial public offering to repay all of the remaining Tranche B indebtedness of $74.5 million and $21 million of Tranche A indebtedness. As a result of this early retirement of indebtedness, the Company recorded an extraordinary loss of $4.3 million, net of taxes of $3.0 million. No further amounts can be borrowed under the Tranche B component.

     The Revolving Credit Commitments extend through August 12, 1999. Borrowings under these commitments may be made at the Eurodollar Rate plus 3/4%, or, at the option of the Company, the Alternate Base Rate. The Company is obligated to pay a commitment fee of 1/4 of 1% per annum on the average daily amount of the available revolving credit commitment. Such fees are payable quarterly, in arrears.

     In addition, the availability of the Revolving Credit Commitments is reduced by the issuance of standby or commercial letters of credit for the benefit of third parties. The Company is required to reimburse the issuing bank upon demand for any payment made by the issuing bank under such letters of credit. At April 30, 1995, letters of credit totalling $30 million were outstanding.

     The Senior Credit Agreement contains various financial covenants such as limitations on capital expenditures, minimum level of earnings before interest, taxes, depreciation and amortization, minimum net worth and others. The Senior Credit Agreement permits payment of dividends during any fiscal year in an amount equal to the greater of $7,500,000 or 50% of net income for the preceding fiscal year.

     On November 1, 1993, an amendment to the original Senior Credit Agreement was executed which provided for the prepayment of $30 million of the Tranche A Term Loan and all $30 million of certain subordinated notes which were to mature June 30, 2001. The subordinated notes issued by the Company were held by AIBC, Investcorp Finance B.V. (AIBC), an affiliate of Investcorp, and were issued concurrent with the Senior Credit Agreement to provide financing in connection with the acquisition of the Predecessor. As a result of the prepayment of this debt, the Company recorded an extraordinary loss of $3.7 million, net of taxes of $2.6 million. The indebtedness was prepaid using cash generated from current operations as well as from the proceeds of the sale of the Company's Japanese trademark licensing rights (Note 7).

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

9.   LONG-TERM OBLIGATIONS: (Continued)

     Capital Leases

     For a description of the Company's leasing activities, see Note 12.

     Real Estate Installment Purchase

     In the year 2007 the Company will receive title to approximately 200 convenience stores, which it currently operates in various states. Payments under the agreement have been discounted at 9%. The remaining principal value at April 30, 1995 was $57.8 million of which $1.7 million is current.

     Maturities of long-term obligations (excluding capital leases) for the years ending April 30 are as follows (in thousands):

            1996 ..................   $ 14,540
            1997 ..................     16,749
            1998 ..................     20,850
            1999 ..................     24,968
            2000 ..................      8,407


10.  OTHER LIABILITIES:

     Other liabilities consist of the following (in thousands):

                                                 April 30, 1995   April 30, 1994
                                                 --------------   --------------
        Environmental remediation (Note 11) ....   $ 59,796         $ 69,258
        Predecessor retained taxes .............     30,283           44,585
        Contract liability .....................     42,387           42,427
        Workers' compensation ..................     44,765           32,887
        Deferred income tax liability ..........      2,728           21,535
        General liability claims ...............     16,460           14,502
        Environmental remediation settlement
           (Note 11) ...........................      9,652           12,525
        Other ..................................     21,217           18,678
                                                   --------         --------
                                                   $227,288         $256,397
                                                   ========         ========

     The Predecessor retained pre-petition tax liabilities are payable based upon a ten-year amortization over a six-year term with a balloon payment in the sixth year. Interest accrues at the rate of 8% per annum and is payable annually.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

11.  ENVIRONMENTAL COMPLIANCE:

     The Company is subject to environmental laws and regulations which include obligations to remove or mitigate the effects on the environment of petroleum releases from the Company's underground gasoline storage tanks
     (USTs). The Company has established accruals for those sites where it is probable that a release has occurred and the amount of the loss can be reasonably estimated. The Company adjusts its accruals based on new incidents and updated information and is impacted by a number of factors including changes in remedial technologies, new developments and interpretation of government policy, soil and groundwater conditions, and other factors. At April 30, 1995, the Company had environmental remediation accruals for sites where contamination had been detected of approximately $55 million. The Company expects to incur substantially all of these estimated remediation costs over the next five fiscal years.

     For sites with known contamination, the Company has recorded an asset related to estimated future claims for reimbursements of remediation costs from various state trust fund programs totalling $25.6 million, which is included in other assets and receivables in the accompanying financial statements. At April 30, 1995, all 28 states in which the Company operates stores have enacted trust fund legislation. These trust funds are governed by differing state-specific rules and vary in their overall benefit to the Company. These trust fund programs have been submitted to or approved by the EPA, many of which include third-party compensation. The available trust fund programs require the Company to pay fees or collect taxes to pay for remediation activities. The asset related to estimated trust fund reimbursements recorded by the Company at April 30, 1995, as discussed above, is only for those states in which trust funds are currently reimbursing applicants and in which the Company believes future reimbursement is probable.

     The Company also accrues for probable remediation costs that it estimates it will incur as it implements its tank upgrade program to comply with federal and state regulations. This estimate is based on subsurface activities, tank data and results at current remediation sites. The Company estimates these projected expenditures will approximate $23 million. The Company expects to incur substantially all of these projected expenditures over a five-year period after the related sites are upgraded.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

11.  ENVIRONMENTAL COMPLIANCE: (Continued)

     Under a State of Florida trust fund program established to pay for remediation costs at UST sites, the Company is able to assign its rights to reimbursements from the trust fund to the contractors performing the remedial work. If the contractors are not paid by the trust fund within 24 months, then the Company will make the payment and await reimbursement from the trust fund. The estimated remediation cost for all Company sites in the Florida program is approximately $45.0 million. In April 1995, the State of Florida modified the program and prioritized sites based on the extent of contamination and other factors. Remedial activity at priority sites will continue and is eligible for reimbursement. Remedial work at non-priority sites was halted and applications for reimbursements at these sites are currently being submitted. At the present time, applications are being paid within 18 months of submission; however, due to the changes in the program and the resulting increase in applications being submitted for non-priority sites, it is anticipated that payment time will increase to 24 to 28 months. Nevertheless, once non-priority applications have been processed, management believes that the reimbursement time period will decrease below 24 months and that the likelihood that the Company will have to fund a material amount of remediation expenditures for a significant period of time is remote.

     The following table represents the remediation expenditures (in thousands) made and reimbursements received for all sites under remediation. The Company generally expects reimbursements within 18 to 24 months of the submission of the application for reimbursement.


                                                 The Company                      Predecessor
                                           --------------------------    ----------------------------
                                            Year         Period from      Period from        Year
                                            Ended       July 27, 1993     May 1, 1993        Ended
                                           April 30,     to April 30,      to July 26,      April 30,
                                             1995            1994             1993            1993
                                           ---------    --------------    ------------     ----------
        Remediation payments ...........    $18,617         $6,674           $1,382          $8,071
        Trust fund reimbursements ......      1,609          1,175              265           2,103


       The Company may spend approximately $80 million in capital expenditures in aggregate by December 1998 to comply with UST detection and prevention requirements. This amount is based on management's current plan to upgrade the Company's USTs to comply with these requirements and includes replacement of unprotected steel USTs greater than fifteen years old. The Company's estimated capital expenditures to comply with the UST requirements may increase if certain upgrade alternatives at particular sites cannot be implemented thus requiring the replacement of USTs at these sites.

       Under a settlement agreement with certain state environmental agencies prior to the Predecessor's emergence from Chapter 11 protection, the Company retained a liability of $17 million for the environmental remediation of certain leased stores which were rejected in the course of the bankruptcy proceedings. Annual payments ranging from $3.5 million to $6 million commence March 29, 1996. The payments have been discounted at 9% and the present value at April 30, 1995 is $13.7 million.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

12.  LEASES:

     The Company leases the majority of its stores and certain other properties and equipment. The store leases usually have primary terms of up to twenty-five years with one to three renewal options for additional five- to fifteen-year periods. Under certain of these leases, the Company is subject to additional rentals based upon a percentage of sales. The leases for other properties and equipment are for terms up to fifteen years. Most of the leases require that the Company provide for the payment of real estate taxes, repairs and maintenance and insurance.

     At April 30, 1995, future minimum rental payments due under operating and capital leases are as follows (in thousands):

                                                          Operating     Capital
         Year Ending April 30                              Leases       Leases
         --------------------                             ---------    ---------
         1996 ........................................    $ 44,423     $ 13,873
         1997 ........................................      42,890       13,702
         1998 ........................................      39,889       11,925
         1999 ........................................      38,184        6,500
         2000 ........................................      37,602        4,488
         Thereafter ..................................     332,262       83,661
                                                          --------     --------
         Total minimum lease payments ................    $535,250      134,149
                                                          ========
         Imputed interest ............................                  (66,830)
                                                                       --------
         Present value of net minimum lease payments .                   67,319
         Less current portion ........................                   (8,031)
                                                                       --------
         Long-term portion ...........................                 $ 59,288
                                                                       ========

     Future minimum lease payments for non-cancelable operating leases have not been reduced by minimum sublease rentals of approximately $2.2 million due under non-cancelable subleases as of April 30, 1995. Minimum payments also do not include contingent rentals that may be paid under certain leases.

     Minimum lease rental expenses, contingent rental expense and sublease rental income for the following periods were (in thousands):


                                                              The Company                      Predecessor
                                                         --------------------------     ---------------------------
                                                           Year        Period from      Period from         Year
                                                           Ended      July 27, 1993     May 1, 1993         Ended
                                                          April 30,     to April 30,      to July 26,      April 30,
                                                            1995            1994             1993            1993
                                                          ---------   --------------    -------------     ----------
        Minimum lease rental expense .............        $50,858        $35,412           $10,674         $53,332
        Contingent rental expense ................          3,741          2,564             1,011           3,614
        Sublease rental income (net) .............           (552)          (908)             (349)         (1,313)
                                                          -------        -------           -------         -------
        Net lease rental expense .................        $54,047        $37,068           $11,336         $55,633
                                                          =======        =======           =======         =======

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

13.  INCOME TAXES:

     The Predecessor adopted FAS 109 as of May 1, 1993. The cumulative effect of the change in accounting for income taxes, determined as of that date, was not material to the consolidated statement of operations for the period of May 1, 1993 through July 26, 1993. The prior year financial statements have not been restated to apply provisions of FAS 109.

     The income tax expense (benefit) is as follows (in thousands):


                                                              The Company                      Predecessor
                                                        -------------------------     --------------------------
                                                         Year        Period from      Period from        Year
                                                         Ended      July 27, 1993     May 1, 1993        Ended
                                                        April 30,    to April 30,      to July 26,     April 30,
                                                         1995           1994             1993            1993
                                                        ---------   -------------     ------------     ----------
       Current:
         Federal ..................................      $13,026        $11,938             $ --          $ --
         State and local ..........................        1,404          1,292               207          1,086
                                                         -------        -------             -----         ------
             Total current ........................       14,430         13,230               207          1,086

       Deferred:
         Federal ..................................         (865)        (3,354)              --            --
         State and local ..........................        2,512           (397)              --            --
                                                         -------        -------             -----         ------
             Total deferred .......................        1,647         (3,751)              --            --

       Income tax expense from continuing
          operations before extraordinary item ....       16,077          9,479               207          1,086
       Income tax expense on discontinued
          operations ..............................          199            430               --            --
       Tax benefit of extraordinary item ..........       (3,050)        (2,639)              --            --
                                                         -------        -------             -----         ------
                                                         $13,226        $ 7,270             $ 207         $1,086
                                                         =======        =======             =====         ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 1995 and 1994 are as follows (in thousands):

                                                         1995        1994
                                                       --------    --------
       Deferred tax assets:
          Self-insurance reserves .............        $32,492      $21,266
          Environmental remediation ...........         23,832       27,499
          Tax credit carryforwards ............          8,957         -
          Other ...............................         24,399       22,180
                                                       -------      -------
                                                        89,680       70,945
       Deferred tax liabilities:
          Intangibles .........................        (30,690)     (32,060)
          Property and equipment ..............        (27,139)     (22,016)
          Other ...............................        (18,492)     (14,472)
                                                       -------      -------
       Net deferred tax assets ................        $13,359      $ 2,397
                                                       =======      =======

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

13.  INCOME TAXES: (Continued)

     Consolidated income tax expense differed from the amount computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the periods as shown (in thousands):


                                                              The Company                     Predecessor
                                                        -------------------------     --------------------------
                                                        Year         Period from      Period from        Year
                                                        Ended       July 27, 1993     May 1, 1993        Ended
                                                       April 30,     to April 30,      to July 26,     April 30,
                                                         1995            1994             1993            1993
                                                       ---------    -------------      ----------      ---------
       Tax expense (benefit) at the
          federal statutory rate ..................      $13,566        $7,267           $ 4,551       $(36,964)
       State and foreign taxes, net of
          federal income tax benefit ..............        2,774         2,018               207          1,086
       Realized deferred tax asset ................          --            --             (4,551)           --
       Unrecognized deferred tax asset ............          --            --                --          36,964
       Other ......................................         (263)          194               --             --
                                                         -------        ------           -------       --------
                                                         $16,077        $9,479           $   207       $  1,086
                                                         =======        ======           =======       ========
       Federal statutory rate .....................          35%           35%               35%            34%
                                                         =======        ======           =======       ========

     In connection with the purchase of the Predecessor, the final tax return was filed under Section 338 of the Internal Revenue Code and, as a result, all net operating loss carry-forwards and other tax credits of the Predecessor have been utilized, or are otherwise unavailable to the Company as of July 26, 1993.

     At April 30, 1995, the Company has a minimum tax credit carryforward of approximately $9 million which is available to offset future regular income tax liabilities.

14.  FINANCIAL INSTRUMENTS:

     The Company does not believe that its financial instruments, primarily cash equivalents and receivables, are subject to significant concentrations of credit risk.

     The Company invests its excess cash in both deposits with major banks and other high quality short-term instruments. The investments generally mature within 30 days. At April 30, 1995, the majority of the Company's receivables relate to rebates and allowances from certain of its vendors in connection with a wide variety of marketing programs, and receivables from major oil companies in connection with gasoline purchases by customers through the use of credit cards. These receivables are short-term in nature and are generally settled shortly after sale or in the following quarter. Bad debt losses, which have been minimal, have been considered in establishing allowances for doubtful accounts.

     The Company does not believe that it has any significant exposure to accounting loss other than that which is already reflected in the Company's Consolidated Financial Statements.

     The Company believes that the carrying values of its financial instruments approximate their respective fair values at April 30, 1995.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

15.  STOCKHOLDERS' EQUITY:

     Initial Public Offering

     On March 23, 1995, the Company completed a public offering of 6,500,000 common shares at $16 per share. The net proceeds of approximately $95.3 million were used to repay in part existing outstanding bank borrowings under the Senior Credit Agreement.

     Simultaneously with the public offering of its shares, the Company effected a 17.65-for-one stock split, consummated in the form of a stock dividend, and all prior classes of shares were converted to common shares.

     Stock Incentive Plans

     On July 26, 1993, the Company established a Management Stock Incentive Plan (the "1993 Incentive Plan") for members of senior management, certain other officers, and key employees of the Company. The 1993 Incentive Plan provides for the grant of options that qualify as incentive stock options ("ISOs") under the Internal Revenue Code, as amended, as well as options that do not qualify as ISOs. The options are exercisable at the earlier of
     (i) an initial public offering, (ii) achievement of certain earnings targets, or (iii) 10 years from their issuance. Additionally, the 1993 Incentive Plan provides for the grant of stock appreciation rights and for the sale or grant of restricted stock. Under the 1993 Incentive Plan, 1,057,376 shares of common stock are reserved for grants. As a result of the initial public offering, grants of 809,138 shares became exercisable.

     In October 1994, the Company's Board of Directors approved the Fiscal 1995 Stock Incentive Plan (the "1995 Incentive Plan") pursuant to which officers, directors and employees of the Company are eligible to receive stock-based awards. Awards under the 1995 Incentive Plan are not restricted as to any specific form or structure and may include stock options, stock appreciation rights, phantom stock, restricted stock and performance shares. The maximum number of shares of common stock which may be issued pursuant to awards granted under this 1995 Incentive Plan is 3,088,750 shares and the maximum number of shares which may be issued to any one employee during any calendar year is 3,088,750 shares. Grants under the 1995 Incentive Plan are made at a price not less than the fair market value of shares on the date of the grant.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

15.  STOCKHOLDERS' EQUITY: (Continued)

     The options granted under the 1995 Incentive Plan will become exercisable one-third equally on October 31, 1995, April 30, 1996, and April 30, 1997.

     A summary of activity for the stock plans is as follows:



                                                         1993 Incentive Plan              1995 Incentive Plan
                                                  -------------------------------    ----------------------------
                                                     Number           Option           Number         Option
                                                    of Shares          Price          of Shares        Price
                                                  ------------     --------------    -----------    -------------
       Fiscal 1994
         Granted ...............................    1,053,140      $        7.93           --        $        --
         Exercised .............................         --                  --            --                 --
         Canceled ..............................       15,278               7.93           --                 --
         Outstanding, end of year ..............    1,037,862               7.93           --                 --
         Exercisable, end of year ..............         --                  --            --                 --
         Available for options, end of year ....       19,514                --            --                 --

       Fiscal 1995
         Granted ...............................        3,530              15.30      1,389,324         13.60-16.00
         Exercised .............................         --                  --            --                 --
         Canceled ..............................       21,151               7.93           --                 --
         Outstanding, end of year ..............    1,020,241         7.93-15.30      1,389,324         13.60-16.00
         Exercisable, end of year ..............    1,016,711         7.93-15.30           --                 --
         Available for options, end of year ....       37,135                --       1,699,426               --

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

16.  COMMITMENTS AND CONTINGENCIES:

     Status of Bankruptcy Court Actions

     The Predecessor emerged from Chapter 11 with a confirmed Plan of Reorganization (the "Plan"). The Plan, confirmed by order of the Bankruptcy Court entered on June 16, 1993, became effective according to its terms on July 26, 1993 and was substantially consummated at that date. The following matters relate to the confirmed Plan:

     o On October 8, 1993, the Phelps Group filed an action in Harris County, Texas, against several banks and CK Acquisitions Corp. The Phelps Group claims that CK Acquisitions Corp. interfered with and induced the banks to violate a credit agreement entered into with the Phelps Group prior to the bankruptcy of the Predecessor. The Company removed the action from Texas state court, and it is now pending before the U.S. Bankruptcy Court. On September 23, 1994, the Bankruptcy Court entered an oral ruling dismissing the action and on December 12, 1994, referred the action to the United States District Court ("District Court") for entry of the final order. The Phelps Group filed objections to the order of referral and the recommended decision of the Bankruptcy Court on February 27, 1995. The District Court has not yet set a hearing on the Phelps Group's objections.

     o Bankruptcy Court: The Phelps Group filed an action in the Bankruptcy Court seeking to revoke the confirmation order on the grounds that it was procured by fraud. The alleged fraud results from the participation by the Predecessor's management in a post-confirmation stock incentive program that the Phelps Group maintains was not adequately disclosed. On June 1, 1994, the Bankruptcy Court dismissed the action as moot for reasons similar to those expressed by the Ninth Circuit when it dismissed the Phelps Group's appeal. On September 23, 1994, the Bankruptcy Court granted the Phelps Group's motion to further amend its complaint pursuant to Section 105 of the Bankruptcy Code to seek additional remedies other than revocation. The Company's motions for summary judgment and dismissal in respect to the amended complaint were denied on March 9, 1995. The Company has filed a motion with the District Court to appeal the Bankruptcy Court's denial of the Company's motion to dismiss. The District Court has not yet decided whether to accept the appeal. Pending a decision on this matter, the case is proceeding in the Bankruptcy Court.

          On May 23, 1995, a motion for intervention and to proceed as a class action was filed in this case by a former bondholder of the Company's predecessor. The bondholder alleges to represent the $40 million in bonds of the Predecessor not represented by the Phelps Group. The Court has scheduled a hearing on the motion for August 1, 1995.

     General Litigation

     In addition to the above matters, the Company is a party to other lawsuits which have arisen in the ordinary course of business. Management does not believe the outcome of any of the litigation matters will have a material effect on the Company's results of operations, cash flows or financial position.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

17.  PREDECESSOR REORGANIZATION PROCEEDINGS:

     On May 15, 1990, the Predecessor and its domestic subsidiaries (the "Debtors") filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the "Court"). On June 16, 1993, the Court approved and confirmed the Debtors' Plan of Reorganization, and the Plan was substantially consummated on July 26, 1993. In general, the Plan of Reorganization provided for resolution of all outstanding claims against the Debtors as of July 26, 1993, as well as resolution of certain other legal disputes, in exchange for cash. All previously outstanding debt and equity securities of the Predecessor were canceled, and 1,000 new shares of stock were issued, which were purchased by CK Acquisitions.

     Notwithstanding the confirmation and effectiveness of the Plan of Reorganization, the Court continues to have jurisdiction to determine, among other things, applications for allowances of fees and expenses paid to professionals during the pendency of the reorganization, any applications for the rejection or assumption of executory contracts or unexpired leases, and resolution of other matters that may arise in connection with the Plan of Reorganization or its confirmation.

     A limited number of disputed claims were not funded at the acquisition date due to their small face amounts. Amounts allowed, if any, on these claims have been or will be paid by the Company. The Company believes the maximum financial exposure on these unfunded claims is not material.

     The items included in the reorganization line in the Predecessor's accompanying consolidated statements of operations included the following (in thousands):


                                                         Period from
                                                       May 1, 1993 to          Year Ended
                                                        July 26, 1993        April 30, 1993
                                                       --------------        --------------
        Professional fees and related expenses .....       $3,800               $39,999
        Severance/retention program ................          --                  8,570
        Accruals and settlement of claims ..........          --                 24,721
        Interest earned on cash accumulated
           during Chapter 11 proceedings ...........          --                 (4,087)
                                                           ------               -------
                                                           $3,800               $69,203
                                                           ======               =======

     The accrual and settlement of claims in fiscal 1993 represents the settlement with various state environmental agencies related to claims on rejected leases. The severance retention program was approved by the Bankruptcy Court and represented an incentive for employees to remain with the Predecessor through the reorganization proceedings.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

18.  EMPLOYEE BENEFIT PLANS:

     The Company has a savings plan which is administered by trustees, all of whom are officers of the Company. Employee contributions to the plan are tax deductible under Section 401(k) of the Internal Revenue Code. The Company matches certain employee contributions. The Company contributed $1.5 million, $1.1 million, $0.3 million and $1.4 million for the periods ended April 30, 1995, April 30, 1994, July 26, 1993 and April 30, 1993,
     respectively.

     In July 1994, the Company adopted an elective non-qualifying deferred compensation plan, under which participants can defer up to 50% of their base salaries and 100% of their cash bonuses for any given year. Interest accrues on the deferral and amounts due to the participants are generally payable upon retirement, except in certain limited circumstances. The amount payable by the Company at April 30, 1995 is $401,000.

19.  RELATED PARTY TRANSACTIONS:

     In connection with the acquisition of the Predecessor, the Company issued $30 million in junior subordinated indebtedness to AIBC (see Note 9). The Company paid interest on the subordinated notes of approximately $1.3 million. In addition, the Company paid $1.5 million as a prepayment fee when the indebtedness was repaid.

     In connection with the acquisition of the Company, CK Acquisitions entered into various agreements with affiliates of Investcorp. These included (i) a Financing Advisory Agreement, pursuant to which Investcorp International Inc. ("III") received a fee of $3,250,000 for certain advisory and related services rendered by III in arranging financing for the Acquisition, (ii) a Bankruptcy Services Advisory Agreement, pursuant to which III received a fee of $2,275,000 for certain advisory and related services rendered by III in connection with the Chapter 11 proceedings and the preparation of the Plan of Reorganization, (iii) a Real Property Advisory Services Agreement, pursuant to which III received a fee of $5,000,000 for certain advisory and related services rendered by III in connection with the negotiation of certain rent and lease concessions in respect of real property leased by the Predecessor and (iv) an International Services Advisory Agreement pursuant to which Investcorp Securities Limited, an affiliate of Investcorp ("ISL"), received a fee of $100,000 for certain advisory and related services rendered by ISL with respect to an evaluation of the assets of the Predecessor located outside of the United States. All of these fees were paid at the closing of the Acquisition on July 26, 1993.

     CK Acquisitions also entered into an Agreement for Management Advisory and Consulting Services with III pursuant to which CK Acquisitions agreed to pay III consultancy service fees of $3,750,000 for the five-year term of the agreement. Upon the execution of this agreement on July 26, 1993, CK Acquisitions made an initial payment of $2,250,000 covering the first three years of the term. The Company, as successor to CK Acquisitions, is required to make quarterly payments of $187,500 commencing on July 1, 1996, for the remainder of the term. The Company recorded a management fee expense of $750,000 and $562,500 for the periods ended April 30, 1995 and 1994, respectively.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

19.  RELATED PARTY TRANSACTIONS: (Continued)

     As of April 30, 1995, the Company has a receivable of approximately $350,000 from an officer which bears interest at 7.5% and is collateralized by a pledge of stock of the Company.

20.  SUPPLEMENTAL CASH FLOW INFORMATION:


                                                                    The Company                      Predecessor
                                                              --------------------------    ----------------------------
                                                               Year         Period from      Period from        Year
                                                               Ended       July 27, 1993     May 1, 1993        Ended
                                                              April 30,    to April 30,      to July 26,      April 30,
                                                                1995          1994              1993            1993
                                                              ---------    -------------     -----------      ----------
       Cash paid during the year for (in thousands):
         Interest, net of amounts capitalized ...........      $31,183       $17,900            $3,826          $2,943
         Income taxes ...................................       17,319        18,495             1,386             988
       Schedule of non-cash investing and
         financing activities (in thousands):
           Equipment acquired under capital leases ......       19,470         5,127              --             7,506
           Conversion of debt to equity .................          --            --                --              756

21.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     Summarized quarterly financial data for 1995 and 1994 is as follows (in thousands, except per share data):


                                                          July 31,        October 31,       January 31,       April 30,
                                                            1994             1994              1995             1995
                                                         ---------        -----------       -----------      ----------
       Year Ended April 30, 1995
       Revenues ....................................      $910,836          $890,062         $848,006          $867,439
       Gross profit ................................       193,168           206,477          196,734           190,627
       Income before extraordinary item ............           553             9,755            6,146             6,510
       Net income ..................................           553             9,755            6,146             2,211
       Income per share:
         Income from continuing operations .........         $0.02             $0.52            $0.33             $0.31
         Net income ................................         $0.03             $0.53            $0.33             $0.10


                                                          July 31,        October 31,       January 31,       April 30,
                                                            1993             1993              1994             1994
                                                         ---------        -----------       -----------      ----------
       Year Ended April 30, 1994
       Revenues ....................................      $841,562          $821,883         $785,864          $823,478
       Gross profit ................................       195,862           192,850          186,849           179,792
       Income (loss) before extraordinary item .....        13,958             6,505            4,599              (370)
       Net income (loss) ...........................        13,958             6,505              851              (370)
       Income (loss) per share:
         Income from continuing operations .........         $0.06             $0.35            $0.23            $(0.03)
         Net income (loss) .........................         $0.06             $0.35            $0.05            $(0.02)

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (Continued)

21.  QUARTERLY FINANCIAL DATA (UNAUDITED): (Continued)

     The results of operations for the three months ended July 31, 1993 represent the combined results of the Company and the Predecessor (Note 2). Earnings per share for the period ended July 31, 1993 represents only the activity for the period July 26, 1993 through July 31, 1993. The first quarter of fiscal 1994 reflects $4.5 million of non-recurring income related to the introduction of a proprietary brand cigarette program. The third quarter of fiscal 1994 and the fourth quarter of fiscal 1995 include extraordinary items for the early retirement of indebtedness. See Long-Term Obligations (Note 9) for a description of the extraordinary items.